Exhibit 4.3(A)

CERTIFICATE OF TRUST OF

Chase Auto Owner Trust 20    -

This Certificate of Trust of Chase Auto Owner Trust 20    -    (the “Trust”) is being duly executed and filed by [                    ], a [                    ], as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Chase Auto Owner Trust 20    -    .

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is [                            ], Attn: [                        ].

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate in accordance with the Act.

[ ], not in its individual capacity but solely as trustee of the Trust

By:
Name:
Title: